EXHIBIT 10.2

EXECUTIVE TRANSITION AGREEMENT

This AGREEMENT (the "Agreement") is made on May 7, 2019 (the "Effective Date"), as amended and restated on July 29, 2019, by and among Franklin Resources, Inc., a Delaware corporation (the "Company"), and Kenneth Lewis, an individual (the "Executive"), with respect to the following facts and circumstances. For purposes of this Agreement, the term the "Company" refers jointly and severally to Franklin Resources, Inc., along with all of its affiliates, subsidiaries, predecessors, successors, and any other related company.

Statement of Purpose

By mutual agreement of the parties, the Executive, who is currently employed by the Company as Chief Financial Officer, will remain in the Chief Financial Officer role until May 6, 2019. Effective May 7, 2019 the Executive will transition to the role of Executive Advisor to the Chief Executive Officer and the incoming Chief Financial Officer, in which role Executive will serve until September 30, 2019 (the "Advising Period"). The Company has determined that it is in its best interests to ensure the continued dedication and service of the Executive through September 30, 2019. In order to provide the Executive with appropriate incentives to remain with the Company, and to otherwise meet the Company's needs, the Company and the Executive desire to enter into this Agreement.
In consideration of the promises and the mutual covenants, representations, warranties, and agreements contained herein, and intending to be legally bound, the parties agree to the following:

ARTICLE 1
TERM
1.1Term. Unless otherwise terminated pursuant to the provisions of Article 2 below, this Agreement will continue from the Effective Date until September 30, 2019 (the "Termination Date").

ARTICLE 2
EXECUTIVE DUTIES
2.1Executive Duties. The Executive agrees to certify, sign, and represent the Company in the Q2 Analyst Call and certify 1OQ filing/reporting requirements, contribute to QLW Financial Update, assist the incoming Chief Financial Officer as needed, and support the Chief Executive Officer with strategic projects and initiatives through the Termination Date.
2.2No Conflicting Obligations. The Executive acknowledges that his position with the Company, and this transition process, are unique, important, and valuable. Likewise, the Executive acknowledges that his agreement to assist the Company in transitioning his duties represents a strategic and important business decision by the Company. The Executive and the Company agree that the Executive's relationship with the Company will end on the Termination Date. The Executive cannot begin any employment or consulting relationship with any other entity during the Advising Period, without the Company's prior written consent in its sole and absolute discretion, as detailed in Section 2.4 below.

2.3Public Relations and Client Notifications. The parties agree that all public communications regarding the subject matter contained in this Agreement will be created, coordinated, and disseminated solely by the Company's corporate communications or legal departments, and not by the Executive or any third party hired or directed by the Executive. However, during the Advising Period, the Executive will have the right to review any such public communications that mention him by name or position.
2.4Early Termination. If, prior to the expiration of the Advising Period, the Executive receives an offer of employment and Executive desires to terminate this Agreement in order to accept such offer of employment, he may request, upon thirty (30) days' advance notice, that the Company waive any portion of the Advising Period; however, whether to waive any portion of the Advising Period is within the Company's exclusive discretion, but will not be unreasonably withheld. If the Company waives any portion of the Advising Period at the Executive's request, the Company will have no further obligation to pay the Executive any remaining unpaid Salary (as defined in Article 3 below) under this Agreement, with the exception of the Severance Payment described in section 3.2(c) and the COBRA Benefit described in Section 3.2(d). If the Company waives any portion of the Advising Period, the Executive will remain obligated to comply with the obligations contained in Article 3.4.
The Company may terminate this Agreement only for Cause. For purposes of this Agreement, Cause is defined as follows:
(i)if the Executive fails or refuses to comply with the reasonable, legal, and material obligations required under this Agreement, or fails to comply with the policies of the Company established by the Company or its Board from time to time, provided that the Company has notified the Executive in writing of the failure or refusal constituting Cause and the Executive has not acted reasonably and promptly to cure the failure or refusal following receipt of the written notification;
(ii)if the Executive commits an act of misappropriation, misrepresentation, breach of fiduciary duty, or fraud, or other willful misconduct or gross negligence with regard to the Company or any of its assets, customers, or employees;
(iii)if the Executive violates any laws or regulations, memorandum of understanding, cease and desist order, or agreement with any agency having jurisdiction over the Company;
(iv)if the Executive is convicted of, or pleads nolo contendere with regard to, a felony crime or any other crime involving moral turpitude;
(v)if the Executive commits any kind of harassment in violation of any applicable law or Company policy; and/or
(vi)if the Executive engages in any activity that would represent a material conflict of interest with the Company.
If the Company terminates the Agreement for Cause or if the Executive terminates the Agreement without “Good Reason,” (i) the Company will have no further obligation to pay the Executive any remaining unpaid Salary, the Severance Payment or the COBRA Benefit under this Agreement, and (ii) the Executive will remain obliged to comply with the restrictions and obligations contained in this Agreement and in any prior agreement the Executive signed with the Company. “Good Reason” means the Company’s material breach of this Agreement or actions that prevent the Executive from performing his obligations hereunder.

ARTICLE 3
EXECUTIVE COMPENSATION
3.1In consideration of the Executive's covenants contained in this Agreement, the Company agrees to pay the Executive as provided in this Article 3.
3.2Compensation.    Subject to Section 2.4 above, the Company will pay, or will cause a subsidiary of the Company to pay, the Executive as follows:
(a)Salary. The Company will continue paying the Executive his current base salary (the "Salary") at the rate of $525,000 per annum beginning on the Effective Date and ending on the Termination Date. The base Salary will be subject to any applicable tax withholding under applicable law and any other payroll related deductions, will be pro-rated for partial years, and will be payable in periodic installments not less frequently than monthly in accordance with the Company's usual practice as in effect from time to time. There will be no Salary increases for the Executive.
(b)Benefits. During the Advising Period, the Executive will be permitted to participate, at his existing level of participation and to the extent he remains eligible, in all pension, profit-sharing, group insurance, or other fringe benefits plans which the Company in its sole and absolute discretion may provide generally to its officers during the Advising Period. Nothing in this Agreement restricts the Company from modifying its existing benefit plans, even if any such change affects the Executive's benefits, provided that the changes affect the Executive and officers of the Company in the same way. Nothing in this Agreement restricts the Executive from eliminating or decreasing his participation in any benefit plan. The Executive will not accrue vacation time during the Advising Period.
(c)Severance Payment. If the Agreement has not been terminated by the Company for Cause or by the Executive without Good Reason, and if the Executive is otherwise in material compliance with all obligations under the Agreement as of the Termination Date, the Company will pay the Executive $2,650,000.00 in severance pay (the "Severance Payment") within 21 business days after the later of (i) the date the Company receives the Release Agreement referred to in Section 3.4 below signed by the Executive, or (ii) the date the Company receives from the Executive, pursuant to Section 3(f) of the Release Agreement, the required Certification and all property and Confidential Information of any of the Released Parties; or (iii) approval of the Severance Payment by the Company's Compensation Committee, which approval the Company will seek no later than the June 2019 meeting of the Compensation Committee.
(d)COBRA. The Company will also make eighty percent (80%) of the Executive's medical, dental and vision COBRA premium payments through the end of March 2021, provided the Executive makes a timely election. In lieu of electing to have the Company make the above described COBRA medical premium payments, the Executive may elect to participate in the Access Only Retiree Medical Plan. If the Executive chooses to participate in the Access Only Retiree Medical Plan, the Company will pay eighty percent (80%) of the Executive's COBRA medical equivalent through the end of March 2021, consistent with the terms of the Access Only Retiree Medical Plan and so long as the Executive has made a timely Access Only Retiree Medical Plan election. The Company's 80% contribution described herein, whether made to COBRA or the Access Only Retiree Medical Plan, is referred to as the "COBRA Benefit." The Executive will be responsible for paying the difference between the Company's eighty percent (80%) contribution and the total cost of the Access Only Retiree Medical Plan through the end of March 2021 after which, the Executive will then be responsible for all future costs of continuing participation in the Access Only Retiree Medical Plan.
3.3Unvested Restricted Stock. As of the termination of Executive's employment with the Company on the Termination Date, any remaining awarded and unvested restricted stock, unvested mutual fund units or any other unvested incentive compensation of any kind, will be forfeited under the terms of the governing award.

3.4Release Agreement. In consideration of the benefits described in this Agreement including, without limitation, the Severance Payment, and as a precondition to the Executive becoming entitled to such benefits under this Agreement, the Executive agrees to execute and deliver to the Company a Release Agreement in the form attached hereto as Exhibit A, without alteration or addition other than to include the date (the "Release"), within fourteen (14) calendar days after the Termination Date. If the Executive fails to execute and deliver the Release within fourteen (14) calendar days as required, or if the Executive revokes such Release as provided therein, the Company will have no obligation to provide the Severance Payment, the COBRA Benefit, or any other payment, reimbursement, or benefit described in this Agreement. The Company agrees to execute and return the Release promptly after its execution by the Executive.
3.5Withholdings.    The Executive hereby agrees that the Company may deduct and withhold from the compensation or other amounts payable to the Executive hereunder or otherwise in connection with the Executive's employment any amounts required to be deducted and withheld by the Company under the provisions of any applicable federal, state and local statute, law, regulation, ordinance or order.
3.6Taxes.    The Executive is responsible for paying all state and federal taxes on amounts he receives pursuant to this Agreement. The Executive understands that the Executive may be subject to higher income tax rates and self-employment taxes resulting from amounts the Executive receives pursuant to this Agreement.

ARTICLE 4
MISCELLANEOUS
4.1Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.
4.2Entire Agreement. This Agreement, including the Release Agreement attached as Exhibit A, constitutes the total and complete agreement of the parties with respect to the Executive's transition from Chief Financial Officer to Executive Advisor, his Executive duties, his Executive compensation, and all duties and obligations imposed on the parties by this Agreement and supersedes all prior and contemporaneous understandings and agreements, with the exception that (i) the Alternative Dispute Resolution Policy and Agreement, (ii) other written ADR agreements pertaining to particular incentive awards (and any disputes arising out of such incentive awards or the controlling incentive award plan will be controlled by the applicable ADR provision of any such incentive award and/or plan), (iii) all confidentiality obligations governing the Executive's employment, and (iv) all other confidentiality, non-solicitation, non-competition, and other similar restrictive covenants executed by the Executive in favor of the Company, regardless of where contained, shall remain in full force and effect.
4.3Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.
4.4Severability. Each term, covenant, condition, or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.
4.5Waiver or Delay. The failure or delay on the part of the Company or the Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

4.6Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by the Executive except by operation of law. Without the prior written consent of the Executive, this Agreement shall not be assigned by the Company. The Company shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
4.7Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreement, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.
4.8Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.
4.9Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at the party's address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	Kenneth Lewis
[Address]
[Address]

To the Company:	Penny Alexander
Chief Human Resources Officer
One Franklin Parkway 950/4
San Mateo, CA 94403
4.10Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.
4.11Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.
4.12Counsel. The Executive has been advised by the Company that he should consider seeking the advice of counsel in connection with the execution of this Agreement and the other agreements contemplated hereby and the Executive has done so. The Executive has read and understands this Agreement and has sought the advice of counsel to the extent he has determined appropriate.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Franklin Resources, Inc.

By:	/s/ Craig S. Tyle
Name:	Craig S. Tyle
Title:	Executive Vice President and General Counsel

EXECUTIVE

By:	/s/ Kenneth A. Lewis

EXHIBIT A

CONFIDENTIAL AGREEMENT AND GENERAL RELEASE

[OMITTED]